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Exhibit 10.1

AMENDMENT NO. 1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amendment No. 1, dated as of July 22, 2002, to the Amended and Restated Employment Agreement, dated as of May 22, 2000 (the "Agreement"), by and between Activision, Inc., a Delaware corporation with its principal offices at 3100 Ocean Park Boulevard, Santa Monica, CA 90405 (the "Company"), and ROBERT A. KOTICK (the "Executive").

        WHEREAS, the Company and the Executive are parties to the Agreement, providing for the employment by the Company of the Executive and for compensation and benefits to be provided to the Executive;

        WHEREAS, the parties hereto desire to extend the term of the Agreement as provided herein; and

        WHEREAS, in consideration for the Executive entering into this Amendment No. 1 to the Agreement, on July 22, 2002 the Company granted to the Executive options to purchase up to 350,000 shares of common stock of the Company under the Activision, Inc. 2002 Executive Incentive Plan at $22.94 per share, the low bid price on such date. Options to purchase 250,000 of the shares will vest in four equal amounts on July 22 of 2003, 2004, 2005 and 2006. Options to purchase the remaining 100,000 shares will vest in two equal amounts on July 22 of 2005 and 2006, subject to accelerated vesting if certain earnings targets are met. Regardless of vesting, the 100,00 options do not become exercisable until July 22, 2005. All of the options shall expire on the tenth anniversary of the grant date. In the event of a termination of employment (other than a termination by the Company for cause or a voluntary termination by Executive), the options must be exercised within the twelve month period following the termination of employment or the date first exercisable, whichever is later.

        NOW, THEREFORE, the parties hereto agree that the Agreement is amended as follows:

        1.    Section 2 of the Agreement is hereby amended in its entirety to read as follows:

    Employment Period.    The employment of the Executive under the terms of this Agreement shall become effective on April 1, 2000 and terminate on March 31, 2008 (the "Employment Period"). Notwithstanding anything herein to the contrary, the Executive's employment pursuant to the terms of this Agreement is subject to termination pursuant to Section 5 below.

        2.    Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

        3.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute a single agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Agreement as of the date first written above.

ACTIVISION, INC.
	By:	/s/ GEORGE ROSE
		Name:	George Rose
		Title:	Sr. Vice President and General Counsel
ACCEPTED AND AGREED TO:
/s/ ROBERT A. KOTICK Robert A. Kotick

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AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT